Exhibit 99.1

Clearwater Paper Adds New Board Member

Christine M. Vickers Tucker Joins the Board

SPOKANE, Wash.--(BUSINESS WIRE)--May 7, 2021--Clearwater Paper Corporation (NYSE: CLW) today announced that Christine M. Vickers Tucker has been elected to the company’s board of directors, effective May 18, 2021.

“At Clearwater Paper, our Board is committed to diversity and the pursuit of board refreshment and a balanced tenure,” said Alexander Toeldte, chair of the board. “We are excited to welcome Ms. Vickers Tucker to our board and look forward to her perspectives and contributions. Chris’ deep knowledge of and experience with professional and consumer products, business-to-business sales and marketing and manufacturing operations will be invaluable to Clearwater Paper.”

Ms. Vickers Tucker is vice president and general manager of the Professional Products business at The Clorox Company (CLX) and has lead Clorox’s Professional Products Company since October 2014. Clorox is a leading multinational manufacturer and marketer of consumer and professional products. Ms. Vickers Tucker started her career in financial services and since joining Clorox has served in roles of increasing scope and responsibility.

Ms. Vickers Tucker has been appointed to the class of directors whose term of office will expire at the 2023 annual meeting. With this addition, Clearwater Paper’s board will consist of 9 directors, 8 of whom meet New York Stock Exchange standards for independence.

ABOUT CLEARWATER PAPER

Clearwater Paper manufactures quality consumer tissue, away-from-home tissue, parent roll tissue, bleached paperboard and pulp at manufacturing facilities across the nation. The company is a premier supplier of private label tissue to major retailers and wholesale distributors, including grocery, drug, mass merchants and discount stores. In addition, the company produces bleached paperboard used by quality-conscious printers and packaging converters, and offers services that include custom sheeting, slitting and cutting. Clearwater Paper's employees build shareholder value by developing strong relationships through quality and service.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding the expected contributions and nominations of the new director. These forward-looking statements are based on current expectations that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include those risks and uncertainties described from time to time in the company's public filings with the Securities and Exchange Commission. The company does not undertake to update any forward-looking statements based on new developments or changes to the company’s expectations.

For additional information on Clearwater Paper, please visit our website at www.clearwaterpaper.com

Contacts

Investors contact:
Sloan Bohlen
Solebury Trout
509-344-5906
investorinfo@clearwaterpaper.com

News media contact:
Shannon Myers
Sr. Director, Corporate Communications
Clearwater Paper Corporation
509-344-5967
shannon.myers@clearwaterpaper.com